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                                                                    EXHIBIT 99.2


         DEUTSCHE BORSE RULES APPLICABLE TO POET EFFECTIVE APRIL 1, 2002

SAN MATEO, CALIFORNIA - OCTOBER 11, 2001 - Poet Holdings, Inc. (Neuer Markt:
POXA) has received a six-month stay from Deutsche Borse's new rules that became effective October 1, 2001 for companies trading over the Neuer Markt. These new rules require companies to maintain a minimal per share price or market capitalization to continue trading over the Neuer Markt. With the stay order, the Company will not be subject to the new rules until April 1, 2002.

Under the new Neuer Markt rules, if the average price for a company's shares is less than one (1) Euro per share for a period of 30 consecutive trading days and the company's market capitalization is less than 20 million Euros, the company's admission to the Neuer Markt will be terminated unless the average price for the company shares during the next 90 trading days is at least one (1) Euro for at least 15 consecutive exchange days within that period, and the company's market capitalization is at least 20 million Euros. If a company does not meet these requirements, the company's admission to the Neuer Markt would be terminated one month after the 90 day period.